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                                                                    Exhibit 23.6


                   Consent of Independent Public Accountants


As independent public accountants, we hereby consent to the use of our reports dated August 15, 1997 on the combined statements of revenue and certain expenses of the McBride Portfolio, dated July 25, 1997 on the December 31, 1996 financial statements of Penn Square Properties, dated
July 29, 1997 on the statement of revenue and certain expenses of the Moran Acquisition Properties for the year ended December 31, 1996, dated August 18, 1997 on the combined statement of revenue and certain expenses of the Loew Acquisition Properties for the year ended December 31, 1996, and dated August 18, 1997 on the statement of revenue and certain expenses of the Northfield Acquisition Properties for the year ended December 31, 1996 and to all references to our Firm included in or made as part of this Registration Statement on Form S-4.


                                            Arthur Andersen LLP


Philadelphia, Pennsylvania
November 10, 1997